UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

COMMUNITY WEST BANCSHARES
(Exact Name of Registrant As Specified In Its Charter)

California (State or other jurisdiction of incorporation or organization) 7100 N. Financial Dr., Suite 101, Fresno, CA 93720 (Address of Registrant’s Principal Executive Offices) (Zip Code)

84-1215959
(I.R.S. Employer Identification No.)
_______________
Community West Bancshares
2025 Omnibus Incentive Plan
(Full title of Plan)

James J. Kim
Chief Executive Officer
7100 N. Financial Dr., Suite 101
Fresno, CA 93720
(559) 298-1775
(Name, address, and telephone number, including area code, of agent for service)
__________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
* The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 17, 2025;
(2)The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2025, filed with the Commission on May 8, 2025;
(3)The Registrant’s Current Reports on Form 8-K filed with the Commission on January 31, 2025, March 5, 2025, March 21, 2025, and May 23, 2025, and its Current Report on Form 8-K/A filed with the Commission on February 10, 2025.
(4)The description of the Registrant’s Common Stock set forth in the Registrant’s Annual Report on Form 10-K filed with the Commission on March 15, 2024, together with any amendment or report filed with the Commission for the purpose of updating such description.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Article VI of the Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) provide that the Registrant is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code (the “Code”) to include, among others, directors, officers and agents of a corporation) through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Code, subject only to the applicable limits set forth in Section 204 of the Code.
Article 9 of the Registrant’s Bylaws provides that any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by the Registrant to the fullest extent authorized by law against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on the indemnified person as a result of the actual or deemed receipt of any indemnification payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any such proceeding. In order for a person to be entitled to indemnification, the indemnification must be deemed proper by (a) a majority vote of a quorum of disinterested directors, (b) if a quorum is not obtainable, by independent legal counsel in a written opinion, (c) approval of the Registrant’s shareholders, excluding any shares held by the person seeking indemnification, or (d) the court in which the proceeding was or is pending.
The Registrant will advance expenses incurred by an officer or director in defending a proceeding, provided, however, that if required by California law the expenses will be advanced only if the officer or director delivers to the Registrant an undertaking to repay advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.
Section 317 of the California General Corporation Law additionally permits the indemnification of directors, officers, and employees of corporations under certain conditions and subject to certain limitations, including a requirement that the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.
Article VI of the Articles limits the monetary liability of directors to the fullest extent permissible under California law. Section 204 of the California General Corporation Law permits the limitation or elimination of liability for directors, provided, however, that, in addition to other limitations, such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) under Section 310 or Section 316 of the California General Corporation Law.
The Registrant maintains insurance covering its directors, officers, and employees and those of its subsidiaries against any liability asserted against any of them and incurred by any of them, whether or not the Registrant would have the power to indemnify them against such liability under applicable law or the Articles or the Registrant’s Bylaws.
The Registrant has entered into employment agreements with certain of its executive officers that require the Registrant to indemnify such persons to the fullest extent permitted under the California Corporations Code.

Item 7. Exemption From Registration Claimed.
Not Applicable.

Item 8. Exhibits.
EXHIBIT INDEX

Exhibit Number		Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of the Registrant attached as Exhibit 3.1 to the Annual Report on From 10-K for the year ended December 31, 2023, filed on March 15, 2024, and incorporated herein by reference.

4.2
Amended and Restated Bylaws of the Registrant, as amended, attached as Exhibit 3.2 to the Annual Report on From 10-K for the year ended December 31, 2023, filed on March 15, 2024, and incorporated herein by reference.

4.3	*	Community West Bancshares 2025 Omnibus Incentive Plan, attached as Appendix A to the Registrant’s Schedule 14A filed on April 4, 2025, and incorporated herein by reference.
4.4	*, **	Form of Restricted Stock Agreement and Grant Notice.
4.5	*, **	Form of Restricted Stock Unit Agreement and Grant Notice.
4.6	*, **	Form of Stock Option Agreement and Grant Notice.
5.1	**	Opinion of Otteson Shapiro LLP as to the validity of Common Stock registered hereunder.
23.1	**	Consent of Moss Adams LLP
23.2	**	Consent of Crowe LLP
23.3	**	Consent of Otteson Shapiro LLP (included in the opinion filed as Exhibit 5.1 hereto)
24.1	**	Power of attorney (included on signature page hereto)
107.1	**	Filing Fee Table

*Management contract or compensatory plan.
**Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, California on this 23rd day of May, 2025.

Community West Bancshares

By:	/s/ James J. Kim
James J. Kim
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Kim and Shannon R. Livingston the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorneys-in-fact and agents, or his or her substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ James J. Kim
James J. Kim, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Shannon R. Livingston
Shannon R. Livingston Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert H. Bartlein
Robert H. Bartlein, Vice Chairman of the Board and Director

/s/ Suzanne M. Chadwick
Suzanne M. Chadwick, Director

/s/ Tom L. Dobyns
Tom L. Dobyns, Director

/s/ Daniel J. Doyle
Daniel J. Doyle, Chairman of the Board and Director

/s/ Daniel N. Cunningham
Daniel N. Cunningham, Director

/s/ F.T. "Tommy" Elliott
F.T. “Tommy” Elliott, IV, Director

/s/ Robert J. Flautt
Robert J. Flautt, Director

/s/ James W. Lokey
James W. Lokey, Director

/s/ Andriana D. Majarian
Andriana D. Majarian, Director

/s/ Steven D. McDonald
Steven D. McDonald, Director

/s/ Martin E. Plourd
Martin E. Plourd, President and Director

/s/ Dorothea D. Silva
Dorothea D. Silva, Director

/s/ William S. Smittcamp
William S. Smittcamp, Director

/s/ Kirk B. Stovesand
Kirk B. Stovesand, Director